Exhibit 99.1

FOR IMMEDIATE RELEASE
April 24, 2018
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2018 FIRST QUARTER EARNINGS
Results Include 65% Year-Over-Year Increase in EPS and 57% Year-Over-Year Increase in Net Income
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported net income for the 2018 first quarter of $326 million, an increase of $118 million from the year-ago quarter. Earnings per common share for the 2018 first quarter were $0.28, up $0.11 from the year-ago quarter. Tangible book value per common share as of 2018 first quarter-end was $7.12, a 9% year-over-year increase. Return on average assets was 1.27%, and return on average common equity was 13.0%.
“We entered 2018 with momentum, and delivered solid financial performance and balance sheet growth during the first quarter,” said Steve Steinour, chairman, president and CEO. “EPS increased 65% from the year-ago quarter, and our return on tangible common equity was 17.5%. Average loans increased 5% year-over-year and 9% linked quarter annualized, with disciplined growth in both commercial and consumer loans. We also are pleased with our 57% efficiency ratio, driven by 3% year-over-year revenue growth and expense discipline.”
"During the first quarter, we converted $363 million of high cost Series A preferred equity into common shares, and subsequently issued $500 million of attractively priced Series E preferred equity. These transactions, coupled with our strong underlying earnings power and disciplined risk management, position us well.”
“With the market outlook for continued short-term interest rate hikes and increasing deposit competition, we selectively raised deposit pricing to maintain core relationships and locked in fixed-rate, term deposit funding."
Last week Huntington announced that the Board declared a quarterly cash dividend on the company's common stock of $0.11 per share, consistent with the prior quarter. The dividend is payable on July 2, 2018, to shareholders of record on June 18, 2018.
Specific 2018 First Quarter Highlights:

•
$36 million, or 3%, year-over-year increase in fully-taxable equivalent revenue, comprised of a $34 million, or 5%, increase in fully-taxable equivalent net interest income and a $2 million, or 1%, increase in noninterest income

•	Net interest margin of 3.30%, unchanged from the year-ago quarter

•	$74 million, or 10%, year-over-year decrease in noninterest expense, as the year-ago quarter included $73 million of acquisition-related expense

•	Effective tax rate of 15.3%, down from 22.2% in the year-ago quarter, reflecting the impact of federal tax reform

•	$3.5 billion, or 5%, year-over-year increase in average loans and leases, including a $3.2 billion, or 10%, increase in consumer loans

•	$1.9 billion, or 3%, year-over-year increase in average core deposits, driven by a $2.0 billion, or 11%, increase in money market deposits

•	Net charge-offs equated to 0.21% of average loans and leases, representing the fifteenth consecutive quarter below the long-term target range of 0.35% to 0.55%

•	Nonperforming asset ratio of 0.59%, down from 0.68% a year ago

•	Repurchase of $48 million of common stock (3.0 million shares at an average cost of $15.83 per share), completing the $308 million buyback authorization under our 2017 CCAR plan

•	Conversion of $363 million of 8.5% Series A preferred equity into common shares, and the subsequent issuance of $500 million of 5.7% Series E preferred equity

•	Common Equity Tier 1 (CET1) risk-based capital ratio of 10.51%, up from 9.74% a year ago and above our 9% to 10% operating guideline

•	Tangible book value per common share (TBVPS) increased $0.57, or 9%, year-over-year to $7.12

Table 1 – Earnings Performance Summary (GAAP)

	2018	2017
(in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$326	$432	$275	$272	$208
Diluted earnings per common share	0.28	0.37	0.23	0.23	0.17

Return on average assets	1.27%	1.67%	1.08%	1.09%	0.84%
Return on average common equity	13.0	17.0	10.5	10.6	8.2
Return on average tangible common equity	17.5	22.7	14.1	14.4	11.3
Net interest margin	3.30	3.30	3.29	3.31	3.30
Efficiency ratio	56.8	54.9	60.5	62.9	65.7

Tangible book value per common share	$7.12	$6.97	$6.85	$6.74	$6.55
Cash dividends declared per common share	0.11	0.11	0.08	0.08	0.08
Average diluted shares outstanding	1,125	1,130	1,106	1,109	1,109

Average earning assets	$95,412	$93,937	$92,849	$91,728	$91,139
Average loans and leases	70,484	68,940	68,276	67,345	66,981
Average core deposits	73,392	73,946	73,549	72,291	71,500

Tangible common equity / tangible assets ratio	7.70%	7.34%	7.42%	7.41%	7.28%
Common equity Tier 1 risk-based capital ratio	10.51	10.01	9.94	9.88	9.74

NCOs as a % of average loans and leases	0.21%	0.24%	0.25%	0.21%	0.24%
NAL ratio	0.54	0.50	0.49	0.54	0.60
ALLL as a % of total loans and leases	1.01	0.99	0.98	0.98	1.00
ACL as a % of total loans and leases	1.13	1.11	1.10	1.11	1.14

Table 2 lists certain items that we believe are significant in understanding corporate performance and trends (see Basis of Presentation). There were no Significant Items in the 2018 first quarter.
Table 2 – Significant Items Influencing Earnings

Three Months Ended	Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)	Amount	Amount (1)	EPS (2)
March 31, 2018 – net income		$326	$0.28
• None	N/A	—	—
December 31, 2017 – net income		$432	$0.37
• Federal tax reform-related estimated tax benefit (3)	N/A	123	0.11
September 30, 2017 – net income		$275	$0.23
• Merger and acquisition-related net expenses	$(31)	(20)	(0.02)
June 30, 2017 – net income		$272	$0.23
• Merger and acquisition-related net expenses	$(50)	(33)	(0.03)
March 31, 2017 – net income		$208	$0.17
• Merger and acquisition-related net expenses	$(71)	(46)	(0.04)

(1)	Favorable (unfavorable) impact on net income.

(2)	EPS reflected on a fully diluted basis.

(3)	Represents the reasonable estimated impact of tax reform as of December 31, 2017. The estimate could be adjusted in future periods during the measurement period ending December 22, 2018.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – NIM Stability as Inherent Asset Sensitivity of Balance Sheet Offsets Declining Benefit From Purchase Accounting Accretion

	2018	2017
($ in millions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$770	$770	$758	$745	$730	—%	5%
FTE adjustment	7	12	13	12	13	(42)	(46)
Net interest income - FTE	777	782	771	757	743	(1)	5
Noninterest income	314	340	330	325	312	(8)	1
Total revenue - FTE	$1,091	$1,122	$1,101	$1,082	$1,055	(3)%	3%

						Change bp
Yield / Cost						LQ	YOY
Total earning assets	3.91%	3.83%	3.78%	3.75%	3.70%	8	21
Total loans and leases	4.32	4.23	4.20	4.15	4.07	9	25
Total securities	2.62	2.64	2.55	2.55	2.54	(2)	8
Total interest-bearing liabilities	0.82	0.73	0.68	0.61	0.54	9	28
Total interest-bearing deposits	0.43	0.37	0.35	0.31	0.26	6	17

Net interest rate spread	3.09	3.10	3.10	3.14	3.16	(1)	(7)
Impact of noninterest-bearing funds on margin	0.21	0.20	0.19	0.17	0.14	1	7
Net interest margin	3.30%	3.30%	3.29%	3.31%	3.30%	—	—
See Pages 6-8 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2018 first quarter increased $34 million, or 5%, from the 2017 first quarter. This reflected the benefit from the $4.3 billion, or 5%, increase in average earning assets, while the FTE net interest margin (NIM) remained unchanged at 3.30%. Average earning asset growth included a $3.5 billion, or 5%, increase in average loans and leases and a $0.7 billion, or 3%, increase in average securities. The NIM stability reflected a 21 basis point increase in earning asset yields and a 7 basis point increase in the benefit from noninterest-bearing funds, offset by a 28 basis point increase in funding costs. Embedded within these yields and costs, FTE net interest income during the 2018 first quarter included $19 million, or approximately 8 basis points, of purchase accounting impact compared to $37 million, or approximately 16 basis points, in the year-ago quarter.
Compared to the 2017 fourth quarter, FTE net interest income decreased $5 million, or 1%, reflecting the impact of federal tax reform on the FTE adjustment. Average earning assets increased $1.5 billion, or 2%, sequentially, while the NIM remained unchanged. The stable NIM reflected an 8 basis point increase in earning asset yields and a 1 basis point increase in the benefit from noninterest-bearing funds, offset by a 9 basis point increase in the cost of interest-bearing liabilities. The purchase accounting impact on the net interest margin was approximately 8 basis points in the 2018 first quarter compared to approximately 10 basis points in the 2017 fourth quarter.
Table 4 – Average Earning Assets – Commercial Drives Linked-quarter Loan Growth

	2018	2017
($ in billions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$28.2	$27.4	$27.6	$28.0	$27.9	3%	1%
Commercial real estate	7.3	7.2	7.2	7.1	7.4	2	—
Total commercial	35.6	34.6	34.9	35.1	35.3	3	1
Automobile	12.1	12.0	11.7	11.3	11.1	1	9
Home equity	10.0	10.0	10.0	10.0	10.1	—	—
Residential mortgage	9.2	8.8	8.4	8.0	7.8	4	18
RV and marine finance	2.5	2.4	2.3	2.0	1.9	3	32
Other consumer	1.1	1.1	1.0	1.0	0.9	2	21
Total consumer	34.9	34.3	33.4	32.3	31.7	2	10
Total loans and leases	70.5	68.9	68.3	67.3	67.0	2	5
Total securities	24.4	24.3	23.8	23.8	23.6	—	3
Held-for-sale and other earning assets	0.6	0.7	0.8	0.6	0.5	(17)	10
Total earning assets	$95.4	$93.9	$92.8	$91.7	$91.1	2%	5%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2018 first quarter increased $4.3 billion, or 5%, from the year-ago quarter, primarily reflecting a $3.5 billion, or 5%, increase in average loans and leases. Average residential mortgage loans increased $1.4 billion, or 18%, as we continue to see the benefits associated with the ongoing expansion of our home lending business. Average automobile loans increased $1.0 billion, or 9%, driven by $6.2 billion of new production over the past year. Average RV and marine finance loans increased $0.6 billion, or 32%, reflecting the success of the well-managed expansion of the acquired business into 17 new states over the past two years. Average securities increased $0.7 billion, or 3%, which included a $0.3 billion increase in direct purchase municipal instruments in our commercial banking segment.
Compared to the 2017 fourth quarter, average earning assets increased $1.5 billion, or 2%, reflecting the $1.5 billion, or 2%, increase in average loans and leases. Average commercial and industrial (C&I) loans increased $0.8 billion, or 3%, reflecting growth in specialty, corporate, and middle market banking.

Table 5 – Average Liabilities – Money Market and Interest-bearing Demand Deposits Drive Year-Over-Year Core Deposit Growth

	2018	2017
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$20.6	$21.7	$21.7	$21.6	$21.7	(5)%	(5)%
Demand deposits - interest-bearing	18.6	18.2	17.9	17.4	16.8	3	11
Total demand deposits	39.2	39.9	39.6	39.0	38.5	(2)	2
Money market deposits	20.7	20.7	20.3	19.2	18.7	—	11
Savings and other domestic deposits	11.2	11.3	11.6	11.9	12.0	(1)	(6)
Core certificates of deposit	2.3	1.9	2.0	2.1	2.3	18	(2)
Total core deposits	73.4	73.9	73.5	72.2	71.5	(1)	3
Other domestic deposits of $250,000 or more	0.2	0.4	0.4	0.5	0.5	(38)	(47)
Brokered deposits and negotiable CDs	3.3	3.4	3.6	3.8	4.0	(2)	(17)
Total deposits	$76.9	$77.7	$77.5	$76.5	$76.0	(1)%	1%

Short-term borrowings	$5.2	$2.8	$2.4	$2.7	$3.8	84%	38%
Long-term debt	9.0	9.2	8.9	8.7	8.5	(3)	5
Total debt	$14.2	$12.0	$11.3	$11.4	$12.3	18%	15%

Total interest-bearing liabilities	$70.6	$68.1	$67.2	$66.4	$66.5	4%	6%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities increased $4.0 billion, or 6%, from the year-ago quarter. Average total deposits for the 2018 first quarter increased $1.0 billion, or 1%, from the year-ago quarter, while average total core deposits increased $1.9 billion, or 3%. Average money market deposits increased $2.0 billion, or 11%, reflecting continued new customer acquisition and shifting customer preferences for higher yielding deposit products. Average demand deposits increased $0.7 billion, or 2%, comprised of a $0.4 billion, or 2%, increase in average commercial demand deposits and a $0.2 billion, or 2%, increase in average consumer demand deposits. Partially offsetting these increases, average savings deposits decreased $0.6 billion, or 5%, reflecting customer migration into higher yielding deposit products, such as money market and certificates of deposit (CDs).
Compared to the 2017 fourth quarter, average total core deposits decreased $0.6 billion, or 1%, primarily reflecting a $0.7 billion, or 2%, decrease in average demand deposits. Average commercial demand deposits decreased $0.9 billion, or 3%, while average consumer demand deposits increased $0.2 billion, or 2%.

Noninterest Income (see Basis of Presentation)
Table 6 – Noninterest Income (GAAP) – Continued Momentum in Cards and Payment Processing, Capital Markets, and Trust and Investment Management

	2018	2017
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$86	$91	$91	$88	$83	(5)%	4%
Cards and payment processing income	53	53	54	52	47	—	13
Trust and investment management services	44	41	39	37	39	7	13
Mortgage banking income	26	33	34	32	32	(21)	(19)
Insurance income	21	21	18	22	20	—	5
Capital markets fees	19	23	22	17	14	(17)	36
Bank owned life insurance income	15	18	16	15	18	(17)	(17)
Gain on sale of loans	8	17	14	12	13	(53)	(38)
Securities gains (losses)	0	(4)	0	—	—	NM	NM
Other Income	42	47	42	50	46	(11)	(9)
Total noninterest income	$314	$340	$330	$325	$312	(8)%	1%

Table 7 - Impact of Significant Items

	2018	2017
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Service charges on deposit accounts	$—	$—	$—	$—	$—
Cards and payment processing income	—	—	—	—	—
Trust and investment management services	—	—	—	—	—
Mortgage banking income	—	—	—	—	—
Insurance income	—	—	—	—	—
Capital markets fees	—	—	—	—	—
Bank owned life insurance income	—	—	—	—	—
Gain on sale of loans	—	—	—	—	—
Securities gains (losses)	—	—	—	—	—
Other Income	—	—	—	—	2
Total noninterest income	$—	$—	$—	$—	$2

Table 8 - Adjusted Noninterest Income (Non-GAAP)

	2018	2017
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$86	$91	$91	$88	$83	(5)%	4%
Cards and payment processing income	53	53	54	52	47	—	13
Trust and investment management services	44	41	39	37	39	7	13
Mortgage banking income	26	33	34	32	32	(21)	(19)
Insurance income	21	21	18	22	20	—	5
Capital markets fees	19	23	22	17	14	(17)	36
Bank owned life insurance income	15	18	16	15	18	(17)	(17)
Gain on sale of loans	8	17	14	12	13	(53)	(38)
Securities gains (losses)	0	(4)	0	—	—	NM	NM
Other Income	42	47	42	50	44	(11)	(5)
Total noninterest income	$314	$340	$330	$325	$310	(8)%	1%
See Pages 9-10 of Quarterly Financial Supplement for additional detail.

Reported noninterest income for the 2018 first quarter increased $2 million, or 1%, from the year-ago quarter. Card and payment processing income increased $6 million, or 13%, due to higher credit and debit card related income and underlying customer growth. Trust and investment management services increased $5 million, or 13%, reflecting the continued growth of managed accounts and strong equity market performance. Capital markets fees increased $5 million, or 36%, reflecting increased foreign exchange and interest rate derivative activity. These increases were partially offset by a $6 million, or 19%, decrease in mortgage banking income, driven by lower spreads on origination volume, and a $5 million, or 38%, decrease in gain on sale of loans, primarily reflecting the sale of an equipment finance loan in the year ago quarter.
Compared to the 2017 fourth quarter, reported noninterest income decreased $26 million, or 8%. Gain on sale of loans decreased $9 million, or 53%, reflecting timing of SBA loan sales. Mortgage banking income decreased $7 million, or 21%, reflecting reduced spreads and seasonally lower origination volume. Service charges on deposit accounts decreased $5 million, or 5%, primarily reflecting seasonality. Other income decreased $5 million, or 11%, primarily reflecting lower syndication fees and asset finance lease sales.

Noninterest Expense (see Basis of Presentation)
Table 9 – Noninterest Expense (GAAP) – Realization of Acquisition-Related Cost Savings Offsets Continued Investments in Colleagues and Technology

	2018	2017
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$376	$373	$377	$392	$382	1%	(2)%
Outside data processing and other services	73	71	80	75	87	3	(16)
Net occupancy	41	36	55	53	68	14	(40)
Equipment	40	36	45	43	47	11	(15)
Deposit and other insurance expense	18	19	19	20	20	(5)	(10)
Professional services	11	18	15	18	18	(39)	(39)
Marketing	8	10	17	19	14	(20)	(43)
Amortization of intangibles	14	14	14	14	14	—	—
Other expense	52	56	58	60	57	(7)	(9)
Total noninterest expense	$633	$633	$680	$694	$707	—%	(10)%
(in thousands)
Average full-time equivalent employees	15.6	15.4	15.5	15.9	16.3	1%	(4)%
Table 10 - Impacts of Significant Items

	2018	2017
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$—	$—	$4	$18	$20
Outside data processing and other services	—	—	4	6	14
Net occupancy	—	—	14	14	23
Equipment	—	—	6	4	6
Deposit and other insurance expense	—	—	—	—	—
Professional services	—	—	2	4	4
Marketing	—	—	—	—	1
Amortization of intangibles	—	—	—	—	—
Other expense	—	—	—	4	5
Total noninterest expense	$—	$—	$30	$50	$73

Table 11 - Adjusted Noninterest Expense (Non-GAAP)

	2018	2017
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$376	$373	$373	$374	$362	1%	4%
Outside data processing and other services	73	71	76	69	73	3	—
Net occupancy	41	36	41	39	45	(12)	(14)
Equipment	40	36	39	39	41	11	(2)
Deposit and other insurance expense	18	19	19	20	20	(5)	(10)
Professional services	11	18	13	14	14	(39)	(21)
Marketing	8	10	17	19	13	(20)	(38)
Amortization of intangibles	14	14	14	14	14	—	—
Other expense	52	56	58	56	52	(7)	—
Total noninterest expense	$633	$633	$650	$644	$634	—%	—%
See Page 9 of Quarterly Financial Supplement for additional detail.

Reported noninterest expense for the 2018 first quarter decreased $74 million, or 10%, from the year-ago quarter, primarily reflecting the $73 million of acquisition-related Significant Items in the year-ago quarter. Personnel costs decreased $6 million, or 2%, primarily reflecting a $20 million decrease in acquisition-related Significant Items and a 4% decrease in average full-time equivalent employees, partially offset by $17 million of higher benefits expense and incentive compensation. Due to timing, marketing expense decreased $6 million, or 43%.
Reported noninterest expense remained unchanged from the 2017 fourth quarter. Professional services decreased $7 million, or 39%, reflecting lower consulting expense. Net occupancy expense increased $5 million, or 14%, due to seasonality.

Credit Quality
Table 12 – Credit Quality Metrics – NCOs and NALs Remain Near Cyclical Lows

	2018	2017
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Total nonaccrual loans and leases	$383	$349	$338	$364	$401
Total other real estate	30	33	42	44	50
Other NPAs (1)	7	7	7	7	7
Total nonperforming assets	420	389	387	415	458
Accruing loans and leases past due 90 days or more	106	115	119	136	128
NPAs + accruing loans and lease past due 90 days or more	$526	$504	$506	$551	$586
NAL ratio (2)	0.54%	0.50%	0.49%	0.54%	0.60%
NPA ratio (3)	0.59	0.55	0.56	0.61	0.68
(NPAs+90 days)/(Loans+OREO)	0.74	0.72	0.74	0.81	0.87
Provision for credit losses	$66	$65	$43	$25	$68
Net charge-offs	38	41	43	36	39
Net charge-offs / Average total loans	0.21%	0.24%	0.25%	0.21%	0.24%
Allowance for loans and lease losses	$721	$691	$675	$668	$673
Allowance for unfunded loan commitments and letters of credit	85	87	79	85	92
Allowance for credit losses (ACL)	$806	$778	$754	$753	$765
ALLL as a % of:
Total loans and leases	1.01%	0.99%	0.98%	0.98%	1.00%
NALs	188	198	200	183	168
NPAs	172	178	175	161	147
ACL as a % of:
Total loans and leases	1.13%	1.11%	1.10%	1.11%	1.14%
NALs	210	223	223	207	190
NPAs	192	200	195	181	167

(1)	Other nonperforming assets include certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and other real estate.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.
Overall asset quality remained strong. The overall consumer credit metrics continued to perform well, as expected. The commercial portfolios have performed consistently, with some quarter to quarter volatility as a result of the absolute low level of problem loans.
Nonaccrual loans and leases (NALs) decreased $18 million, or 4%, from the year-ago quarter to $383 million, or 0.54% of total loans and leases. The year-over-year decrease was centered in the Commercial portfolio, with slight increases in the CRE and Home Equity portfolios.  The improvement in the Commercial portfolio was primarily associated with the improved performance of a small number of energy sector loan relationships that were upgraded in the 2017 second quarter.  While the reserve-based energy portfolio was a primary driver of the decrease in NALs over the past year, that portfolio continues to represent less than 1% of total loans outstanding.  Nonperforming assets (NPAs) decreased $38 million, or 8%, from the year-ago quarter to $420 million, or 0.59% of total loans and leases and OREO.  In addition to the $18 million decline in NAL balances, OREO balances declined by $20 million, with both Commercial and Residential OREO showing a decline. On a linked quarter basis, NALs increased $34 million, or 10%, while NPAs increased $31 million, or 8%. The increases were centered in the Commercial portfolio primarily associated with three commercial relationships in unrelated industries.

The provision for credit losses decreased $2 million year-over-year to $66 million in the 2018 first quarter. Net charge-offs (NCOs) decreased $1 million to $38 million. NCOs represented an annualized 0.21% of average loans and leases in the current quarter, down from 0.24% in both the prior and year-ago quarters. The Indirect Auto performance in the 2018 first quarter was particularly strong as our consistent origination strategy continued to yield positive credit results.  We continue to be pleased with the net charge-off performance within each portfolio and in total.
The allowance for loan and lease losses (ALLL) as a percentage of total loans and leases remained relatively stable at 1.01% compared to 1.00% a year ago, while the ALLL as a percentage of period-end total NALs increased to 188% from 168% over the same period. The allowance for credit losses (ACL) as a percentage of total loans and leases remained relatively stable at 1.13% compared to 1.14% a year ago, while the ACL as a percentage of period-end total NALs increased to 210% from 190% over the same period. We believe the level of the ACL is appropriate given the consistent improvement in the credit quality metrics and the current composition of the overall loan and lease portfolio.
Capital
Table 13 – Capital Ratios – Share Repurchases Returning Capital

	2018	2017
($ in billions)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	7.70%	7.34%	7.42%	7.41%	7.28%
Common equity tier 1 risk-based capital ratio (1)	10.51%	10.01%	9.94%	9.88%	9.74%
Regulatory Tier 1 risk-based capital ratio (1)	11.99%	11.34%	11.30%	11.24%	11.11%
Regulatory Total risk-based capital ratio (1)	13.98%	13.39%	13.39%	13.33%	13.26%
Total risk-weighted assets (1)	$81.5	$80.3	$78.6	$78.4	$77.6

(1)	Figures are estimated and are presented on a Basel III standardized approach basis.
See Pages 15-16 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.70% at March 31, 2018, up 42 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.51% at March 31, 2018, up from 9.74% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.99% compared to 11.11% at March 31, 2017.
Over the past three quarters, the Company repurchased $308 million of common stock at an average cost of $13.71 per share, including $48 million at an average cost of $15.83 during the 2018 first quarter. In addition, during the 2018 first quarter, $363 million of 8.5% Series A preferred equity was converted into common equity, and subsequently $500 million of 5.7% Series E preferred equity was issued.
Income Taxes
The provision for income taxes was $59 million in both the 2018 first quarter and the 2017 first quarter. The effective tax rates for the 2018 first quarter and 2017 first quarter were 15.3% and 22.2%, respectively. The 2018 first quarter and 2017 first quarter included $3 million of tax benefits for stock-based compensation related to vesting of restricted shares and options exercised.
At March 31, 2018, we had a net federal deferred tax liability of $111 million and a net state deferred tax asset of $27 million.
Expectations - 2018
“We are building long-term shareholder value through consistent execution of our strategic plan. We are successfully driving organic revenue growth, while strategically investing in our businesses, including digital technologies and risk management,” Steinour said. “Aided by federal tax reform enacted late last year and continued strong local economies across our footprint, our commercial and consumer customers continue to exhibit high levels of confidence. Our loan pipelines remain solid. We are encouraged by the outlook for further growth via new and expanded customer relationships."
Full-year revenues are expected to increase approximately 4% to 6%, while full-year noninterest expense is expected to decrease approximately 2% to 4%. The full-year NIM is expected to remain relatively flat, as core NIM expansion offsets the anticipated reduction in the benefit of purchase accounting. The 2018 efficiency ratio is expected to approximate 55% to 57%.
Average loans and leases are expected to increase approximately 4% to 6% on an annual basis, while average deposits are expected to increase approximately 3% to 5%.
Asset quality metrics are expected to remain near current levels for the full year, although moderate quarterly volatility is expected given the current low level of problem assets and credit costs. We anticipate NCOs will remain below our long-term normalized range of 35 to 55 basis points.
The effective tax rate for 2018 is expected to be in the range of 15.5% to 16.5%.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on April 24, 2018, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13677614. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through May 4, 2018 at (877) 660-6853 or (201) 612-7415; conference ID #13677614.
Please see the 2018 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website,             http://www.huntington.com.
Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents we file with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website,
http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2017 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $104 billion of assets and a network of 966 branches and 1,866 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.
###